Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 20, 2007	617-292-9689
william.hamilton@fhlbboston.com

DAVID ROSATO APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON —Webster Bank executive R. David Rosato has been appointed to a vacant seat on the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Rosato’s term will expire on December 31, 2009. He previously served on the Bank’s board of directors from April 20, 2006, through December 31, 2006.

Mr. Rosato serves as senior vice president and treasurer of Webster Bank, N.A., of Waterbury, Connecticut, a position he has held since 1999. In addition, Mr. Rosato serves as senior vice president and treasurer of Webster Financial Corporation (NYSE:WBS).

The vacant seat was created when the Bank’s regulator, the Federal Housing Finance Board (Finance Board), approved a new elective seat for the State of Connecticut on March 19, 2007, at the request of the Bank. In doing so, the Finance Board exercised its authority to create additional elective seats in those Federal Home Loan Bank districts with five or more states and fewer than 13 elective directorships. Connecticut had for many years held two seats on the Bank’s board of directors, but lost one of those seats effective January 1, 2007, due to a formula used by the Finance Board in allocating directorships.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
|    FAX: 617-292-9645  www.fhlbboston.com